Exhibit 99.3

[ERNST & YOUNG LOGO]

•	120 Collins Street	•	Tel 61 3 9288 8000
	Melbourne VIC 3000		Fax 61 3 9654 6166
	Australia		DX 293 Melbourne
GPO Box 67
Melbourne VIC 3001

Report of Factual Findings

To the Management of National Australia Bank Limited (the “National”)

Scope

We have performed the procedures agreed with you as detailed in the engagement letter dated 1 December 2005 and described below. Our engagement was undertaken in accordance with Australian Auditing Standard applicable to agreed-upon procedures engagements. The responsibility for determining the adequacy or otherwise of the procedures agreed to be is that of the National. The procedures were performed solely to assist you in evaluating the custodial procedures and accuracy of the information provided by the National, trading as HomeSide (the “Servicer”), to the Global Trust Manager for the National RMBS Trust 2004-1 (the “Trust”), as required by the Servicing Agreement dated 24 January 2001 (the “Servicing Agreement”) and are summarized as follows:

1)       Obtained a copy of the custodial procedures adopted by the Servicer and through a selection of a sample of 20 loan accounts, compared the accuracy of the information in respect of the mortgage loans contained in the statements issued by the Servicer throughout the period from 1 October 2004 to 30 September 2005.

2)       Through observation and inquiry of management, noted whether the 20 loan accounts selected above have been complied with the followings:

a)       the mortgage loans forming part of the assets of the Trust are capable of identification and distinguishable from the other assets of the Servicer;

b)       controls exist so that the relevant mortgage title documents cannot be removed of tampered with, except with appropriate authorisation; and

c)       a tracking system is in place so that the location of the security packages containing the relevant mortgage title documents can be detected at any time.

3)       Through observation and inquiry of management, noted whether the relevant security packages of the 20 loan accounts selected above contain the following:

a)       an original counterpart of the corresponding mortgage and each collateral security; and

b)       the certificate of title (if any) in respect of the land which is the subject of the mortgage.

Because the above procedures do not constitute either an audit in accordance with Australian Auditing Standards or a review in accordance with Australian Auditing Standards applicable to review engagements, we do not express any assurance on the custodial procedures and accuracy of the information provided by the National, trading as the Servicer, to the Global Trust Manager for the Trust, as required by the Servicing Agreement dated 24 January 2001. Had we performed additional procedures or had we performed an audit in accordance with Australian Auditing Standards or a review in

Liability Limited by the Scheme, approved Under Professional Standards accordance with Australian Auditing Standards applicable to review engagements, other matters might have come to our attention that would have been reported to you.

Findings

We report our findings as follows:

We requested a selection of 20 loan accounts from the National RMBS Trust 2004-1 loan pool. However we were only provided with 19 security packets. Management stated that one loan account was being discharged at the time of our procedures. As a consequence the file was temporarily removed from the Custody site to the Discharges division at National Mortgage Center within the National. The National has agreed that the sample of 19 loan accounts was sufficient for this engagement (as shown in Appendix 1). Accordingly all procedures noted above have been performed based on the sample of 19 loan accounts.

1)       With respect to Procedure 1 above no issues were noted in comparing the accuracy of the information in respect of the mortgage loans contained in the statements issued by the Servicer throughout the period from 1 October 2004 to 30 September 2005 to our sample of 19 loan files.

2)       With respect to Procedure 2 we found that:

a)       the 19 loan accounts formed part of the assets of the Trust and are capable of identification and are distinguishable from the other assets of the Servicer;

b)       there are controls in place so that the relevant mortgage title documents cannot be removed or tampered with, except with appropriate authorisation;

c)       a tracking system is in place so that the location of the relevant security packages containing the mortgage title documents can be identified at any time.

3)       With respect to Procedure 3 we found that the 19 security packages contained:

a)       an original counterpart of the corresponding mortgage and each collateral security; and

b)       the certificate of title (if any) in respect of the land which is the subject of the mortgage.

Our report is intended solely for purpose set forth in the first paragraph of this report and for your information and is not to be for any other purpose of distributed to any other party.

/s/ Ernst & Young
Ernst & Young

/s/ T J Coyne
T J Coyne
Partner
Melbourne

8 December 2005

Appendix 1 - Sample of 19 loan accounts

Test #	Account Number	Packet Code	Customer Name
1	100046831	HSP2-BUCK(46)	Buckle, Noel Rigney & Marika Ellen
2	100341849	HSP2-COLL(133)	Collins, Bradford John & Christine Jean
3	100404029	HSP2-IASI(1)	Iasiello, Silvana
4	101268620	HSP2-DI(48)	Di Battista Sandro Mario, & Elaine Mary
5	101890890	HSP2-REAL(1)	Real, David Ross
6	102223846	HSP2-TURN(96)	Turner Edward & Susan Lynette
7	102275363	HSP2-BOGD(5)	Bogdanov Steven John
8	102297167	HSP2-SHAR(36)	Sharman William Robert, Heather
9	102356331	HSP2-DEJO(1)	Dejong Peter Reindert Lucas & Paulin Janet
10	102746700	HSP2-CHAN(67)	Chan, Kevin Gary
11	103880194	HSP2-ROBE(137)	Robertson Michael William, Rosalind Robertson
12	103888268	HSP2-DINI(1) & (3)	Diniotis, Leo & Dimopolous Anna
13	103983572	HSP2-COOK(40)	Cook Gavin Mark & Belinda Joan
14	104128746	HSP2-TAUF(1)	Taufer E/V
15	104527050	HSP2-COHE(4)	Cohen Geoffrey & Lenay
16	105007364	HSP2-MINH(1)	Minhaj Abdul Hamid & Riga
17	105142961	HSP2-ANDE(92)	Anderson Ian Thomas
18	105552776	HSP2-MARS(63)	Marsland Ian David & Jacqueline
19	106536268	HSP2-DREW(17)	Drew Sophie Juliet